Exhibit 99.1
Gran Tierra Energy Announces Fourth Quarter and 2009 Year-End Results

Company Reports Record Levels of Proved Reserves, Production Volumes, and Revenues –
Cash Balance Grows to $271 Million

CALGARY, Alberta, February 25, 2010, Gran Tierra Energy Inc. (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter and year ended December 31, 2009.  All dollar amounts are in United States dollars unless otherwise indicated.

Highlights for the year include:

•
Record average annual production of 12,684 barrels of oil per day (BOPD), a 248% increase in average daily oil production from 2008, and record fourth quarter average production of 14,714 BOPD, both net after royalty (NAR);

•	Growth in proved reserves to a record 22.1 million barrels of oil (MMBO), NAR, after producing 4.6 million barrels of oil during 2009, equivalent to 163% reserve replacement;

•	Record revenue and other income for the year of $263.7 million, an increase of 131% from $114.0 million for 2008;

•	Funds flow from operations of $159.5 million compared with $49.4 million for 2008;

•	Net income of $13.9 million or $0.06 per share basic and $0.05 per share diluted, compared to a net income of $23.5 million or $0.19 per share basic and $0.16 diluted in 2008;

•	Cash and cash equivalents of $270.8 million compared to $176.8 million at December 31, 2008. Gran Tierra Energy remains debt free;

•	Attained plateau production at the Costayaco Field of approximately 19,000 BOPD gross, or approximately 13,000 BOPD net after royalty;

•
Acquired three new exploration contract areas in Colombia, and undertook a combination of new seismic acquisition and environmental permitting to position the company to undertake an eleven well oil exploration program in Colombia and Peru, and a significant gas delineation well program in Argentina, in 2010;

•	Opened a business development office in Rio de Janeiro to pursue both exploration and development opportunities in Brazil.

“2009 was a successful consolidation year for Gran Tierra Energy, positioning the company for an aggressive exploration program in 2010. The Costayaco Field, the company’s largest asset, was delineated and developed, attaining plateau production in the third quarter of 2009. We believe this field, along with our other producing assets in Colombia and Argentina, will provide the cash flow to fund our exploration programs in 2010 at current oil prices,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc.  “In addition, last year we acquired new acreage, divested less material acreage, and acquired new seismic data, all in preparation for focusing our resources on our top exploration prospects in 2010, and to prepare for continued exploration drilling in 2011. In addition, we expanded the depth of our management, business development and exploration teams, all with experience from around the world, to further enable the execution of our growth strategy.”

“The successful execution of our strategy to date has positioned Gran Tierra Energy with a very strong debt-free balance sheet, a vast land position in three countries, a significant exploration drilling campaign budgeted in 2010, and a diverse portfolio of drilling opportunities and new venture initiatives to mature in the years to come,” said Dana Coffield.

Production Review
	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	1,801,357	94,690	1,896,047	333,290	114,332	447,622
Royalties	(604,889)	(11,007)	(615,896)	(49,907)	(14,628)	(64,535)
Inventory Adjustment	76,404	(2,886)	73,518	(2,142)	(4,332)	(6,474)
Production (NAR)	1,272,872	80,797	1,353,669	281,241	95,372	376,613
BOPD (NAR)	13,836	878	14,714	3,057	1,037	4,094

	Year Ended December 31, 2009			Year Ended December 31, 2008
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	5,356,934	397,532	5,754,466	1,332,258	297,933	1,630,191
Royalties	(1,013,578)	(47,112)	(1,060,690)	(218,129)	(36,283)	(254,412)
Inventory Adjustment	(50,955)	(13,104)	(64,059)	(26,504)	(18,703)	(45,207)
Production (NAR)	4,292,401	337,316	4,629,717	1,087,625	242,947	1,330,572
BOPD (NAR)	11,760	924	12,684	2,972	664	3,635

Financial Review
	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
(Thousands of U.S. Dollars)
Revenue and Interest	$96,286	$19,727	388	$263,716	$114,029	131
Net income (loss)	$30,825	$(12,694)	(343)	$13,941	$23,495	(41)

(US Dollars per Share)
Net Income (Loss) Per Share - Basic	$0.13	$(0.07)	(286)	$0.06	$0.19	(68)
Net Income (Loss) Per Share - Diluted	$0.12	$(0.07)	(271)	$0.05	0.16	(69)

Funds flow from operations (1) reconciled to net income (loss) is as follows:

Funds flow From Operations - Non-GAAP Measure	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
(Thousands of U.S. Dollars)
Net income (loss)	$30,825	$(12,694)	$13,941	$23,495
Adjustments to reconcile net income (loss) to funds flow from operations
Depletion, depreciation and accretion	40,397	10,516	135,863	25,737
Deferred taxes	(9,705)	1,311	(15,355)	(6,418)
Stock-based compensation	1,826	1,255	5,309	2,520
Unrealized loss (gain) on financial instruments	(17)	(3,124)	277	(2,882)
Unrealized foreign exchange loss (gain)	(13,486)	6,985	19,496	6,985
Funds flows from operations	$49,840	$4,249	$159,531	$49,437

(1) Gran Tierra Energy has disclosed a non-GAAP measure “funds flow from operations” in this press release which does not have any standardized meaning prescribed under GAAP. Management uses this financial measure to analyze operating performance and the income (loss) generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income (loss) or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is based on net income (loss) adjusted for depletion, depreciation and accretion, deferred taxes, stock based compensation, unrealized loss (gain) on financial instruments and unrealized foreign exchange losses.

Fourth Quarter and Fiscal 2009 Financial Highlights:

Revenue and interest increased by 388% to $96.3 million for the three months ended December 31, 2009 compared with $19.7 million for the same period in 2008. For the year ended December 31, 2009 revenue and interest increased by 131% to $263.7 million compared with $114.0 million for the same period of the previous year.   Increased revenue for the fourth quarter and year ended 2009 reflect a 259% and 248% increase in production respectively, primarily due to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia, and the addition of production from Solana Resources’ interests in Colombia following the acquisition on November 14, 2008.  The impact of higher production for the full year was partially offset by the effect of lower oil prices. The average price received per barrel of oil in the fourth quarter of 2009 increased 41% to $70.93 per barrel from $50.27 per barrel in the fourth quarter of 2008, and decreased by 33% to $56.73 per barrel for the year ended December 31, 2009 from $84.78 per barrel from the same period in 2008.

Operating expenses increased by 86% to $15.7 million for the quarter ended December 31, 2009 compared with $8.5 million for the same quarter in 2008.  On a per barrel basis, operating expenses for the fourth quarter of 2009 declined by 48% to $11.61 per barrel compared with $22.44 per barrel for the same period in 2008.  For the year ended December 31, 2009, operating expenses increased by 112% to $40.8 million compared with $19.2 million for the same period in 2008.  On a per barrel basis, operating expenses for the year ended December 31, 2009 declined by 39% to $8.81 per barrel compared with $14.44 per barrel for the same period in 2008.  Per barrel operating expenses in 2009 were lower due to higher production resulting in a reduction of fixed operating costs per barrel and increased operational efficiency.

Depletion, depreciation and accretion expense (DD&A) for the quarter ended December 31, 2009 increased to $40.4 million or $29.84 per barrel, from $10.5 million or $27.92 per barrel for the same quarter in 2008 due to higher production levels and amortization of $30.1 million in the quarter related to the fair value of property, plant and equipment recorded on the acquisition of Solana Resources.  DD&A for the year ended December 31, 2009 was $135.9 million, or $29.35 per barrel, compared with $25.7 million, or $19.34 per barrel, for the same period in 2008 due to higher production levels and amortization of $102.5 million for the year related to the fair value of property, plant and equipment recorded on the acquisition of Solana Resources.

General and administrative expenses (G&A) increased by 65% to $9.6 million for the quarter ended December 31, 2009 compared with $5.8 million for the same period in 2008.  However, on a per barrel basis, general and administrative expenses in the fourth quarter of 2009 decreased by 54% to $7.06 per barrel compared with $15.36 per barrel in the fourth quarter of 2008.  G&A expenses for the year ended December 31, 2009 were $28.8 million, or $6.22 per barrel, compared with $18.6 million, or $13.97 per barrel, for the same period in 2008.  The decrease in G&A expenses on a per barrel basis for the periods ending December 31, 2009 is the result of higher production offsetting the increase in employee related costs from expanded operations.

Included in the fourth quarter 2009 results is a $12.6 million foreign exchange gain due to a $13.5 million non-cash unrealized foreign exchange gain, primarily related to translation of the deferred tax liability recorded on the acquisition of Solana Resources, and a realized foreign exchange loss.  For the year ended December 31, 2009, the company recorded a $19.8 million foreign exchange loss due primarily to a $19.5 million non-cash unrealized foreign exchange loss related to the translation of the same deferred tax liability.  A strengthening Colombian peso against the U.S. dollar resulted in foreign exchange losses, estimated at $99,000 for each one peso decrease in the exchange rate of the Colombian peso to one U.S. dollar.

The net income for the fourth quarter of 2009 was $30.8 million compared with a net loss of $12.7 million for the same period in 2008.  On a per share basis, the net income was $0.13 per share basic and $0.12 diluted, compared with a net loss of $0.07 per share basic and diluted in the fourth quarter of 2008.  For the year ended December 31, 2009, the net income was $13.9 million compared with net income of $23.5 million for the same period in 2008.  The net income per share for the year ended December 31, 2009 was $0.06 basic and $0.05 diluted, compared to net income per share of $0.19 basic and $0.16 diluted for the same period in 2008.

Balance Sheet Highlights:

The company reported cash and equivalents of $270.8 million at December 31, 2009 as compared with $176.8 million at December 31, 2008. Working capital increased to $215.2 million at December 31, 2009, as compared with $132.8 million at December 31, 2008. Shareholders’ equity increased to $816.4 million at December 31, 2009 from $791.9 million at December 31, 2008, and the company had no outstanding long-term debt as of December 31, 2009.

Production Highlights:

Average daily consolidated light and medium crude oil production for the three months ended December 31, 2009 increased 259% to a record 14,714 BOPD NAR compared with 4,094 BOPD NAR for the same period of 2008.  Average daily consolidated light and medium crude oil production for the year ended December 31, 2009 increased 248% to 12,684 BOPD NAR compared with 3,635 BOPD NAR for the year ended December 31, 2008.  The increase in production is due primarily to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia where Gran Tierra has a 100% working interest subsequent to the acquisition of Solana.

Average daily Colombian production of light and medium crude oil for the three months ended December 31, 2009 increased 353% to a record 13,836 BOPD NAR compared with 3,057 BOPD NAR for the same period in 2008.  Average daily Colombian production of light and medium crude oil for the year ended December 31, 2009 increased 296% to a record 11,760 BOPD NAR compared with 2,972 BOPD NAR in 2008. The increase in production is due primarily to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia where Gran Tierra has a 100% working interest subsequent to the acquisition of Solana.

Average daily Argentine production of light and medium crude oil for the quarter ended December 31, 2009 decreased 15% to 878 BOPD NAR compared with 1,037 BOPD NAR for the same period in 2008.  Average daily Argentine production of light and medium crude oil for the year ended December 31, 2009 increased 39% to 924 BOPD NAR compared with 664 BOPD NAR in 2008.

Current production is approximately 14,800 BOPD NAR. Approximately 14,000 BOPD NAR production is from Colombia and approximately 800 BOPD NAR production is from Argentina, The company anticipates that production will be maintained at between 14,000 to 16,000 BOPD NAR for the balance of 2010, excluding exploration success.

Reserve Highlights

As previously announced, externally audited proved oil reserves (as per SEC Reserves Definitions) net after royalty to Gran Tierra Energy as of December 31, 2009 increased to approximately 22.1 million barrels of oil (MMBO), a 14.6% increase compared to 19.2 MMBO proved reserves as of December 31, 2008.  Probable reserves are approximately 5.8 MMBO and Possible reserves are approximately 11.5 MMBO.  Total Proved, Probable and Possible (3P) reserves are approximately 39.4 MMBO. There were no equivalent Probable or Possible SEC reserves reported in 2008.

As per Canadian NI 51-101 and the Reserves definitions in the COGE Handbook, oil reserves net after royalty to Gran Tierra Energy as of December 31, 2009 are approximately 21.4 MMBO proved, 5.4 MMBO probable, and 11.1 MMBO possible. Total Proved, Probable and Possible (3P) reserves are approximately 37.9 MMBO. This compares to reserves as of December 31, 2008 of 18.8 MMBO Proved, 8.7 MMBO Probable and 18.6 MMBO Possible, and Total Proved, Probable and Possible (3P) reserves of approximately 46.1 MMBO.

Operations Update – Juanambu-2 and Moqueta-1:

The drilling of Juanambu-2, a development well in the Juanambu field discovered in 2007 in the Guayuyaco Block has been completed.  Logging indicates pay in the Caballos, Villeta T sands, and Kg sand in addition to the unexpected pay potential in the U sands.  The well is currently being completed and is expected to be tested in March.

Location construction for the Moqueta-1 exploration well in the Chaza block, approximately 5 kilometers north of the Costayaco field, has been initiated and is now approximately 52% complete.  Drilling is expected to commence in April.

2010 Work Program and Capital Expenditure Program

Gran Tierra Energy’s 2010 work program is intended to create both growth and value in its existing assets through increasing its reserves and production from exploration financed by cash flow, while retaining financial flexibility with a strong cash position and no debt, so that it can be positioned to undertake further development opportunities and to pursue acquisition opportunities. However, actual capital expenditures may vary significantly from Gran Tierra Energy’s 2010 work program if unexpected events or circumstances occur, such as new opportunities present themselves, or anticipated opportunities do not come to fruition, which may therefore either increase or decrease the amount of capital expenditures the company incurs in 2010.

Gran Tierra Energy has planned a 2010 capital spending program of $195 million for exploration and development activities in Colombia, Peru, Argentina and business development activities in Brazil. Planned capital expenditures in Colombia are $129 million, $41 million in Peru, and $23 million in Argentina.

Gran Tierra Energy expects that its committed and discretionary 2010 capital program can be funded from cash flow from operations at current production levels and oil prices.

Outlook – Colombia

The 2010 capital program in Colombia is $129 million.  The majority (66%) of the 2010 capital spending in Colombia is associated with exploration, which includes the drilling of 7 exploration wells plus seismic acquisition programs in 6 blocks to prepare drilling opportunities for 2011. The 2010 exploration drilling program in Colombia includes the following wells:
•	Chaza block: 1 exploration well;
•	Guayuyaco block: 1 exploration well;
•	Azar block: 2 exploration wells;
•	Rumiyaco block: 1 exploration well;
•	Piedemonte Sur: 1 exploration well;
•	Piedemonte Norte: 1 exploration well.

The 2010 seismic acquisition in Colombia include the following programs:
•	Chaza block: 70 km2 3D;
•	Guayayaco block: 40 km2 3D;
•	Azar block: 75 km2 3D;

•	Rumiyaco block: 95 km2 3D + 12 km 2D;
•	Piedemonte Norte block: 70 km 2D;
•	Piedemonte Sur block: 10 km 2D.

In addition to the above exploration activity Gran Tierra Energy plans to spend approximately $47 million on development related activities which includes drilling one water injector well in the Costayaco field and infrastructure improvements. New infrastructure construction planned for the Costayaco field includes crude gathering lines, water lines, pumping stations, storage batteries, crude unloading facilities, water injection and disposal, and Costayaco electrification and field support facilities. During 2010 upgrades to the Santana pumping station are scheduled to continue, with the objective to improve storage and pumping capacity.

Outlook – Argentina

The 2010 capital program in Argentina is $23 million. Gran Tierra Energy’s planned work program for 2010 consists of a re-entry and sidetrack of one well in the Valle Morado block, seismic acquisition in the Santa Victoria block, facilities upgrades, and well workovers.

In the Valle Morado block, a re-entry and sidetrack of the VM.x-1001 well is scheduled for Q3 2010, for an estimated cost of $15 million. The sidetrack well is being drilled to test the resource potential discovered by the VM.x-1001 well. Existing pipeline and gas processing plant capacity is capable of handling 30 MMSCF/day.

In the Santa Victoria block a 150 km2 3D and 200 km 2D seismic acquisition program is planned for Q3 2010 to define structural and stratigraphic traps in a gas-condensate trend identified from existing seismic data.

The 2010 budget also includes approximately $4 million for workovers and facilities upgrades on other Gran Tierra Energy properties in the Noroeste Basin.

Outlook - Peru

The 2010 capital program in Peru is $41 million. Gran Tierra Energy has entered the second exploration period of both blocks 122 and 128 on the eastern flank of the Marañon Basin of northern Peru. It has identified more than 20 leads based on interpretation of a 20,000 linear kilometer airborne gravity and magnetic survey completed over the blocks in 2008. An environmental and social impact assessment has been completed in preparation for initiating a 554 kilometer 2D seismic acquisition survey beginning in the second quarter of 2010 over the principal leads identified on the two blocks.  Gran Tierra Energy is planning on drilling up to four exploration wells beginning late in the second quarter of 2010 and continuing into the second half of 2010.

Outlook - Brazil

Gran Tierra Energy established a business development office in Brazil during August, 2009.  The company is currently undertaking the evaluation of a variety of exploration and development new venture opportunities.  An operating budget of $2.4 million to continue this initiative in Brazil has been approved for 2010.

Conference Call Information:

Gran Tierra Energy Inc. will host its fourth quarter and year-end 2009 results conference call on Friday, February 26th at 10:00 a.m. Eastern Standard Time (EST).

President and Chief Executive Officer Dana Coffield and Chief Financial Officer Martin Eden will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

To pre-register for this conference call, please visit:

https://www.theconferencingservice.com/prereg/key.process?key=PHKD7VXTD

Interested parties may access the conference call by dialing 1-888-679-8040 (domestic) or 617-213-4851 (international), pass code 53552954. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on March 5, 2010.  To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) pass code 77108879.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia and Peru, and has opened a business development office in Rio de Janeiro, Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (866) 973-4873.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements:

The statements in this news release regarding Gran Tierra Energy’s belief that the company is positioned to support future growth and to fund its ongoing development and exploration program, from cash flow from operations, its new venture initiatives, its planned operations described under the operation and outlook updates for each of the countries in which the company operates, together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events, are forward looking statements or financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact its testing and drilling operations and the production, transport or sale of its products; geographic, political and weather conditions can impact testing and drilling operations and the production, transport or sale of its products; and the risk that the current global economic and credit crisis may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed November 6, 2009. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Contact Information

For media and investor inquiries please contact Jason Crumley, Director, Investor Relations at 403-265-3221 or info@grantierra.com.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

REVENUE AND OTHER INCOME
Oil and natural gas sales	$96,023	$18,932	$262,629	$112,805
Interest	263	795	1,087	1,224
	96,286	19,727	263,716	114,029
EXPENSES
Operating	15,721	8,452	40,784	19,218
Depletion, depreciation and accretion	40,397	10,516	135,863	25,737
General and administrative	9,562	5,783	28,787	18,593
Derivative financial instruments (gain) loss	(17)	(3,180)	190	(193)
Foreign exchange (gain) loss	(12,556)	7,969	19,797	6,235
	53,106	29,540	225,421	69,590

INCOME (LOSS) BEFORE INCOME TAXES	43,180	(9,813)	38,295	44,439
Income tax expense	(12,355)	(2,881)	(24,354)	(20,944)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	30,825	(12,694)	13,941	23,495
RETAINED EARNINGS (ACCUMULATED DEFICIT), BEGINNING OF PERIOD	(9,900)	19,678	6,984	(16,511)
RETAINED EARNINGS, END OF PERIOD	$20,925	$6,984	$20,925	$6,984

NET INCOME (LOSS) PER SHARE — BASIC	$0.13	$(0.07)	$0.06	$0.19
NET INCOME (LOSS) PER SHARE — DILUTED	$0.12	$(0.07)	$0.05	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	243,675,113	176,768,596	241,258,568	123,421,898
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	260,937,333	176,768,596	253,590,103	143,194,590

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars)

	As at December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$270,786	$176,754
Restricted cash	1,630	-
Accounts receivable	35,639	7,905
Inventory	4,879	999
Taxes receivable	1,751	5,789
Prepaids	1,820	1,103
Derivative financial instruments	-	233
Deferred tax assets	4,252	2,262

Total Current Assets	320,757	195,045

Oil and Gas Properties (using the full cost method of accounting)
Proved	474,679	380,855
Unproved	234,889	384,195

Total Oil and Gas Properties	709,568	765,050

Other capital assets	3,175	2,502

Total Property, Plant and Equipment	712,743	767,552

Other Long Term Assets
Restricted cash	162	-
Deferred tax assets	7,218	10,131
Other long term assets	347	1,315
Goodwill	102,581	98,582

Total Other Long Term Assets	110,308	110,028

Total Assets	$1,143,808	$1,072,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$36,786	$21,134
Accrued liabilities	40,229	12,841
Derivative financial instruments	44	-
Taxes payable	28,087	28,163
Deferred tax liability	-	100
Asset retirement obligation	450	-

Total Current Liabilities	105,596	62,238

Long Term Liabilities
Deferred tax liability	216,625	213,093
Deferred remittance tax	903	1,117
Asset retirement obligation	4,258	4,251

Total Long Term Liabilities	221,786	218,461

Commitments and Contingencies

Shareholders’ Equity
Common shares	1,431	226
(219,459,361 and 190,248,384 common shares and 24,639,513 and 48,238,269 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2009 and 2008 respectively)
Additional paid in capital	766,963	754,832
Warrants	27,107	29,884
Retained earnings	20,925	6,984

Total Shareholders’ Equity	816,426	791,926

Total Liabilities and Shareholders’ Equity	$1,143,808	$1,072,625

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)

	Three Months Ended December 31		Year Ended December 31,
	2009	2008	2009	2008

Operating Activities
Net income (loss)	$30,825	(12,694)	$13,941	$23,495
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and accretion	40,397	10,516	135,863	25,737
Deferred taxes	(9,705)	1,311	(15,355)	(6,418)
Stock based compensation	1,826	1,255	5,309	2,520
Unrealized (gain) loss on financial instruments	(17)	(3,124)	277	(2,882)
Unrealized foreign exchange (gain) loss	(13,486)	6,985	19,496	6,985
Settlement of asset retirement obligations	-	(334)	(52)	(334)
Net changes in non-cash working capital
Accounts receivable	34,165	61,527	(27,926)	34,943
Inventory	(1,563)	(324)	(1,849)	(107)
Prepaids	(819)	309	(717)	261
Accounts payable and accrued liabilities	36,914	3,730	36,875	10,697
Taxes receivable and payable	11,888	(3,865)	(409)	14,840

Net cash provided by operating activities	130,425	65,292	165,453	109,737

Investing Activities
Restricted cash	100	-	(1,792)	-
Additions to property, plant and equipment	(15,336)	(28,630)	(80,932)	(55,217)
Proceeds from disposition of oil and gas property	600	-	5,400	-
Cash acquired on acquisition net of acquisition costs	-	81,912	-	81,912
Long term assets and liabilities	720	476	968	446

Net cash provided by (used in) investing activities	(13,916)	53,758	(76,356)	27,141

Financing Activities
Proceeds from issuance of common stock	2,678	(56)	4,935	21,687

Net cash provided (used) by financing activities	2,678	(56)	4,935	21,687

Net increase in cash and cash equivalents	119,187	118,994	94,032	158,565
Cash and cash equivalents, beginning of year	151,599	57,760	176,754	18,189

Cash and cash equivalents, end of year	$270,786	$176,754	$270,786	$176,754

Cash	$182,197	$110,688	$182,197	$110,688
Term deposits	88,589	66,066	88,589	66,066
Cash and cash equivalents, end of year	$270,786	$176,754	$270,786	$176,754

Supplemental cash flow disclosures:
Cash paid for interest	$-	$-	$-	$-
Cash paid for taxes	$3,631	$1,886	$31,527	$11,587
Non-cash investing activities:
Non-cash working capital related to property, plant and equipment	$17,972	$11,096	$17,972	$11,096